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                                    (23)(A)


INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement Nos. 33-90284 and 333-4374 of Sierra Pacific Resources on Forms S-3 and Registration Statement Nos. 2-92454, 33-87646, and 33-48152 of Sierra Pacific Resources on Forms S-8 of our report dated February 14, 1997, appearing in and incorporated by reference in the Annual Report on Form 10-K of Sierra Pacific Resources for the year ended December 31, 1996.

We also consent to the incorporation by reference in Registration Statement No. 2-92454 of Sierra Pacific Resources on Form S-8 of our report dated February 21, 1997, appearing in the Annual Report on Form 11-K of Sierra Pacific Resources Employees' Stock Ownership Plan for the year ended December 31, 1996.

DELOITTE & TOUCHE, LLP

Reno, Nevada
March 21, 1997